ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

This Acquisition Agreement ("Agreement"), effective as of November 22, 2000, is made by and between Altrex, Inc. ("Altrex" or "BUYER"), the acquiring entity, on the one hand, and Internet CallCenter Pte Ltd. ("ICALL"), the entity being acquired, and all the shareholders of ICALL (the "SELLERS" or "ICALL Shareholder(s)"), as listed on attached Exhibit A, on the other hand.

Recitals

WHEREAS, ICALL has developed certain business plans, strategies, and strategic business relationships (the "ICALL Business Plan"); and

WHEREAS, ICALL and the SELLERS are desirous to merge ICALL (the "Merger") with a company that is listed on the NASDAQ OTC Bulletin Board ("OTC-BB") and is established as a public reporting company with the United States Securities and Exchange Commission ("SEC") in a transaction meant to qualify as a "tax-free" reorganization under section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; and,

WHEREAS, ALTREX is a publicly traded company listed on the OTC-BB that has established itself as a reporting company with the SEC; and,

WHEREAS, ALTREX is desirous of entering into a reverse takeover of ICALL in order to pursue the ICALL Business Plan thus far established; and,

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribed conditions to the Merger.

Agreement

NOW, WHEREFORE, in consideration of the representations, warranties, agreements, and mutual covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

1. EXCHANGE OF STOCK.

1.1 Number of Shares. Each ICALL Shareholder agrees to transfer to ALTREX at the Closing (defined below) the number of shares of common stock of ICALL, $1.00 par value per share, shown opposite his name in Exhibit A in exchange for the number of common stock of ALTREX (ALTREX Shares), $0.001 par value,
as shown against his name in Exhibit A.   The aggregate number of shares in
ICALL (ICALL Shares) to be transferred to ALTREX shall be 14,950,002 and the aggregate number of ALTREX Shares to be issued to ICALL Shareholders in exchange for the ICALL Shares shall be 6,500,000 ALTREX Shares, $0.001 par value, as provided in paragraph 1.5 below.

1.2 Exchange of Certificates. Each and every holder of an outstanding certificate or certificates theretofore representing shares of ICALL common stock shall surrender such certificate(s) for cancellation to ALTREX, and shall receive in exchange a certificate or certificates representing the number of full shares of ALTREX Shares into which the shares of ICALL common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of ICALL shares by the ICALL Shareholder(s) shall be effected by the delivery to ALTREX at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank. The ICALL Shares transferred herein shall represent all the issued and outstanding shares of ICALL, including all warrants, options, stock rights and all other securities of ICALL owned by the Shareholder, if any.

1.3 Fractional Shares. Fractional shares of ALTREX Shares shall not be issued, but in lieu thereof ALTREX shall round up fractional shares to the next highest whole number.

1.4 Further Assurances. At the Closing and from time to time thereafter, the ICALL Shareholders shall execute such additional instruments and take such other action as may be required to sell, transfer, and assign the transferred stock to ALTREX and to confirm ALTREX's title thereto.

1.5 Securities Exchanged. The securities of ICALL owned by each ICALL Shareholder, and the relative securities of ALTREX for which they will be exchanged, as at the date hereof, are set out in Exhibit A. The parties hereby acknowledge that between the date hereof and Closing, there may be changes in the shareholding of each ICALL Shareholder, if any, and the securities to be exchanged shall be adjusted accordingly.

1.6 Shares Cancelled. All but 12,000 shares, in aggregate, of the total ALTREX common shares held by the current officers and directors of ALTREX shall be cancelled at the Closing.

1.7 Securities Outstanding After Closing. Immediately following the Closing, there will be issued and outstanding in ALTREX, 11,512,000 common shares, par value $0.001. The respective shareholdings of the directors, shareholders each holding more than 10% of the total issued and paid-up share capital of ALTREX (Affiliate) and the key management employees of ICALL at Closing will be as set out in Exhibit J.

2. EXCHANGE OF OTHER SECURITIES.

2.1 Save in respect of the ICALL Shares, there are no outstanding warrants, options, stock rights, or other securities of ICALL that are subject to exchange under Sections 1.1 and 1.5.

3. CLOSING.

3.1 The closing contemplated herein (Closing) shall be held on such date falling on or before December 20, 2000 as the parties may agree at the offices of ICALL at 7 Temasek Boulevard, #21-01 Suntec Tower One, Singapore 038987, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

3.2 Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

3.3 The Merger. Subject to the terms and conditions of this Agreement, upon the Closing ICALL shall be acquired by and become a wholly owned subsidiary of ALTREX in accordance with the General Corporate Law of the State of Nevada.

3.4 Filings. Upon the Closing, ALTREX will file, or caused to be filed, articles of merger and make and/or cause to be made all other filings or recordings required by Nevada Law in connection with the Merger with the Secretary of State of Nevada, which articles of merger and other filings and recordings shall be in the form required by and executed in accordance with the applicable provisions of Nevada Law. The Merger shall become effective at the time the articles of merger for such Merger are duly filed with the Secretary of State of Nevada or at such later time as may be designated in the articles of merger.

3.5 Directors and Officers. From and after the Closing, until successors are duly elected or appointed and qualified in accordance with applicable law, Ranjeet Sundher, Daniel Regidor, and Seah Kim Seng shall be the directors of ALTREX.

3.6 No Roll-Back of Shares.  From and after Closing, ALTREX shall not roll-
back or reverse-split its   shares for a period two years without the
approval of shareholders representing 100% of the then issued and outstanding shares.

3.7 No Registration of Shares for Sale. For a period of one year from the date of Closing, ALTREX shall not register, or have registered on its behalf, with the SEC, any shares of ALTREX (or the Surviving Entity) common stock for public sale.

4. UNEXCHANGED CERTIFICATES.

Until surrendered, each outstanding certificate that prior to the Closing represented ICALL common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of ALTREX common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of ICALL common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.REPRESENTATIONS AND WARRANTIES OF ICALL.

ICALL represents and warrants the following:

5.1 Corporate Status. ICALL is a corporation duly organized, validly existing, and in good standing under the laws of the Republic of Singapore and is licensed or qualified as a foreign corporation in all jurisdictions in which it carries on business and in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.
5.2 Capitalization. The authorized capital stock of ICALL consists of 16,800,000 shares of common stock, $1.00 par value, of which 14,950,002 shares are issued and outstanding, all duly authorized, validly issued, fully paid and non-assessable. ICALL has not issued or granted, or agreed to issue or grant, any warrants, options, stock rights or other securities.

5.3 Subsidiaries. ICALL holds interest in no subsidiaries.

5.4 Financial Statements. All financial statements of ICALL from its inception to and including the close as of October 31, 2000, and including audited financial statements if available, were, or will be by the Close, furnished to ALTREX and such statements accurately and fairly present the financial position of ICALL as of the respective dates of such financial statements, and the results of its operations for the respective periods indicated computed on the basis used for filing ICALL's federal tax returns, consistently applied. ICALL will deliver to ALTREX, within 45 days following the Closing, audited financial statements for the period from inception through December 31, 2000.

5.5 Undisclosed Liabilities. ICALL has no liabilities of any nature, except to the extent indicated on Exhibit C, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due.

5.6 Litigation. There is no litigation or proceeding pending, or to ICALL's knowledge threatened, against or relating to ICALL, its properties or business.

5.7 Contracts. ICALL is not a party to any material contracts other than those listed on Exhibit B.

5.8 No Violation. Execution of this Agreement and performance by ICALL hereunder will have been duly authorized by all requisite corporate action on the part of ICALL, and this Agreement constitutes a valid and binding obligation of ICALL, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of ICALL is subject or by which ICALL is bound.

5.9 Taxes. ICALL has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. ICALL has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of ICALL and are reflected in the financial statements furnished hereto.

5.10 Corporate Authority. ICALL has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.11 Access to Records. From the date of this Agreement to the Closing, ICALL will, subject to the obligation of ALTREX in paragraph 7.15 below, (1) give to ALTREX and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that ALTREX may inspect and audit them and (2) furnish such information concerning ICALL's properties and affairs as ALTREX may reasonably request.

5.12 Confidentiality. Until the Closing (and permanently if there is no Closing), ICALL and the ICALL Shareholder(s) will keep confidential any information that they obtain from ALTREX concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, ICALL and the ICALL Shareholder will return to ALTREX all written matter with respect to ALTREX obtained by them in connection with the negotiation or consummation of this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF THE ICALL SHAREHOLDERS.

The ICALL Shareholders, represent and warrant as follows:
6.1 Title to Shares. Each ICALL Shareholder is the owner, free and clear of any liens and encumbrances, of the number of ICALL shares which are listed in Exhibit A and which he has contracted to exchange and which together represent all the issued and outstanding shares of ICALL.

6.2 Litigation. There is no litigation or proceeding pending, or to the ICALL Shareholder's knowledge threatened, against or relating to shares of ICALL held by the ICALL Shareholder.

6.3 No Approval. The ICALL Shareholders understand that the shares to be received from ALTREX have not been approved or disapproved by the SEC or any state securities agencies.

6.4 Investment Intent. ICALL Shareholders are acquiring the ALTREX common shares solely for investment for his or her own account and not with a view to, or for, resale in connection with any distribution within the meaning of the Securities Act, the Exchange Act, or any other applicable state securities acts.

6.5 Speculative Nature. ICALL Shareholders understand the speculative nature and risks associated with ALTREX and confirm that ALTREX Shares are suitable and consistent with his or her investment program and that his or her financial position enables him or her to bear the risks of this investment and that there may not be any public market for ALTREX Shares.

6.6 Information. ICALL Shareholders have been provided with all the information requested of ALTREX and with all information needed by them to make an informed decision with respect to the ALTREX Common Shares.

7. REPRESENTATIONS AND WARRANTIES OF ALTREX.

ALTREX represents and warrants as follows:

7.1 Corporate Status. ALTREX is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2 Capitalization. The authorized capital stock of ALTREX consists of 75,000,000 shares of common stock, $0.001 par value per share, of which 25,000,000 shares are issued and outstanding, all fully paid and non-assessable.

7.3 Subsidiaries. ALTREX has no subsidiaries.

7.4 Public Company. ALTREX filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on Form 10-SB and received clearance from the SEC on its FORM 10SB during October, 1999, voluntarily registering as a publicly reporting company.

7.5 Public Filings. ALTREX has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6 Financial Statements. The unaudited financial statements of ALTREX as of September 30, 2000, or such other period as are acceptable to ICALL ("ALTREX's Financial Statements") and furnished to ICALL are correct and fairly present the financial condition of ALTREX as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7 Undisclosed Liabilities. ALTREX had no liabilities of any nature except to the extent reflected or reserved against in ALTREX's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and ALTREX's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefore in ALTREX's Financial Statements.

7.8 Absence of Material Changes. Between the date of ALTREX's Financial Statements and the date of Closing, there have not been, except as set forth in a list certified by the president of ALTREX and delivered to ICALL, (1) any changes in ALTREX's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to ALTREX's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of ALTREX's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees; or (5) any other changes which may have a material adverse effect on ALTREX's financial position, condition, business or operations.

7.9 Litigation. There is no litigation or proceeding pending, or to ALTREX's knowledge threatened, against or relating to ALTREX, its properties or business, except as set forth in a list certified by the president of ALTREX and delivered to ICALL.

7.10 Contracts. ALTREX is not a party to any material contract other than those listed on Exhibit D attached hereto.

7.11 No Violation. Execution of this Agreement and performance by ALTREX hereunder has been, or will be by Closing, duly authorized by all requisite corporate action on the part of ALTREX, and this Agreement constitutes a valid and binding obligation of ALTREX, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of ALTREX is subject or by which ALTREX is bound.

7.12 Taxes. ALTREX has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. ALTREX has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of ALTREX and are reflected in the financial statements furnished hereto. There is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or threatened, with respect to ALTREX in respect of any tax obligation, there are no liens for taxes upon the assets of ALTREX and ALTREX has not requested any extension of time within which to file any return.

7.13 Title to Property. ALTREX has good and marketable title to all properties and assets, real and personal, reflected in ALTREX's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and ALTREX's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists. The properties and assets of ALTREX described in ALTREX's Financial Statements are the only properties or assets required for ALTREX to carry on its business, as such business has been represented to ICALL and the ICALL Shareholders.

7.14 Corporate Authority. ALTREX has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.15 Confidentiality. Until the Closing (and permanently if there is no Closing), ALTREX and its representatives will keep confidential any information, except that information needed to be filed in 14A filings with the SEC, they obtain from ICALL concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, ALTREX will return to ICALL all written matter with respect to ICALL obtained by it in connection with the negotiation or consummation of this Agreement.

7.16 Investment Intent. ALTREX is acquiring the ICALL shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and ALTREX has no commitment or present intention to sell or otherwise dispose of its stock.

7.17 No Approval and Access to Information. ALTREX understands that the shares to be received from ICALL Shareholders have not been registered with or reviewed and approved or disapproved by the SEC or any state securities agencies, and no federal or state securities law administrator has reviewed or approved any disclosure or other material concerning ICALL or ICALL Shares. Buyer has been provided with and reviewed all information concerning ICALL and the ICALL Shares as it has deemed necessary or appropriate as a prudent and knowledgeable investor to enable it to make an informed investment decision concerning the ICALL Shares.

7.18 Suppliers and Customers. Save as disclosed in Exhibit E, there are no suppliers and the customers that are material to the business of ALTREX. The Merger will not affect the relationship of ALTREX with any supplier or customer.

7.19 Insurance. Exhibit F sets forth a list of all insurance policies held by or on behalf of ALTREX. Such policies are valid and binding in accordance with their terms, are in full force and effect, and insure against risks and liabilities to an extent and in a manner customary in the industry in which ALTREX operates. All premiums have been paid in full. ALTREX has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed in Exhibit F will not be available in the future on substantially the same terms as now in effect.

7.20 Key Management Employees. Exhibit G sets forth (a) the name and total compensation of each key management employee of the ALTREX and (b) the name and total compensation of each other employee, consultant, agent or other representative of ALTREX. Save as disclosed in Exhibit G, there is no accrual for, or any commitment or agreement by ALTREX to pay wage and salary and any other direct or indirect compensation increases, bonuses or pay.

7.21 Receivables. All accounts and notes receivable are reflected on ALTREX's Financial Statements, and all accounts and notes receivable arising subsequent to the date of ALTREX's Financial Statements: (a) have arisen in ALTREX's ordinary course of business; and (b) subject only to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are collectible in ALTREX's ordinary course of business in the aggregate recorded amounts thereof in accordance with their terms.

7.22 Intangible Property. Save as disclosed in Exhibit H, ALTREX does not own any patents, trademarks, copyrights, service marks and trade names or has made any applications for any of the foregoing. There are no other patents, trademarks, copyrights, service marks or trade names that are material to ALTREX's business as presently conducted or as being developed. ALTREX owns, or is licensed or otherwise has the full right to use, all patents, trademarks, trade names, service names, copyrights, technology, know-how and processes ("Intellectual Property Rights") used in or necessary for the conduct of its business and which are material thereto. The business conducted by ALTREX does not conflict with or infringe any valid Intellectual Property Rights of any third party in any way. ALTREX has not received notice and is not aware of any of its Intellectual Property Rights being infringed upon or appropriated by third parties.

8. CONDUCT PENDING THE CLOSING.

ALTREX, ICALL and the ICALL Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1 No change will be made in the charter documents, by-laws, or other corporate documents of ALTREX or ICALL unless the party making any such change notifies the other in writing.

8.2 No ICALL Shareholder will transfer, assign, hypothecate, lien, or otherwise dispose or encumber the ICALL shares of common stock owned by him.

8.3 Each of ALTREX and ICALL shall not (a) declare or pay any dividends or declare or make any other distributions of any kind to its shareholders, or make any direct or indirect redemption, retirement, purchase or other acquisition of any of its respective shares; (b) incur any indebtedness for borrowed money; (c) reduce its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices; (d) waive any material right under any material contract or other agreement of the type required to be disclosed; (e) make any change in its accounting methods or practices or made any change in depreciation or amortisation policies or rates adopted by it;
(f) materially change any of its business policies, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies; (g) make any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives, or make any other loan or advance otherwise than in the ordinary course of business;
(h) except for inventory or equipment in the ordinary course of business, sell, abandon or make any other disposition of any of its properties or make any acquisition of all or any part of the properties, share capital or business of any other person; (i) pay, directly or indirectly, any of its material liabilities before the same becomes due in accordance with its terms or otherwise than in the ordinary course of business; (j) terminate or fail to renew, or receive any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to its condition, financial or otherwise; (k) amend its Memorandum and Articles of Association (or other constitutional documents) or merge with or into or consolidate with any other person, subdivide or in any way reclassify any shares of its share capital or change or agree to change in any manner the rights of its outstanding share capital or the character of its business; or (l) engage in any other material transaction other than in the ordinary course of business.

9. CONDITIONS PRECEDENT TO OBLIGATION OF ICALL AND THE SHAREHOLDERS.

ICALL's and the ICALL Shareholders' obligation to consummate this exchange shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by ICALL or the Shareholders as appropriate:

9.1 ALTREX's Representations and Warranties. The representations and warranties of ALTREX set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2 ALTREX's Covenants. ALTREX shall have performed all covenants required to be performed by it on or before the Closing by this Agreement.

9.3 Board of Director Approval. This Agreement shall have been approved by the board of directors of ALTREX.

9.4.Regulatory Approvals. ALTREX shall have received all Federal and state regulatory approvals required of them to complete the transactions contemplated by this Agreement.

9.5 Supporting Documents of ALTREX. ALTREX shall have delivered to ICALL and the Shareholder(s) supporting documents in form and substance reasonably satisfactory to ICALL and the Shareholder(s), to the effect that: (a) ALTREX is a corporation duly organized, validly existing, and in good standing; (b) ALTREX's authorized capital stock is as set forth herein; (c) Certified copies of the resolutions of the board of directors of ALTREX authorizing the execution of this Agreement and the consummation hereof; (d) Secretary's certificate of incumbency of the officers and directors of ALTREX; (e) ALTREX's unaudited financial statement to close of most recent fiscal quarter; and (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

9.6 Shareholder Approval of Merger, Directors, Other. This Acquisition Agreement and Plan of Reorganization, including the election of the new Directors and Officers designated in paragraph 3.5 and approval of the prohibition against (1) a reverse-split of shares discussed in paragraph 3.6 and (2) registration of shares for public sale for a period of one year, shall have been approved and adopted by the affirmative vote of a majority of the outstanding shares of ALTREX Common Shares entitled to vote thereon based on a properly prepared proxy statement.

9.7 Resignation Officers and Directors/Cancel Shares. The officers and directors of ALTREX shall have resigned any and all their positions as officers, directors, and employees of ALTREX and signed an agreement, acceptable to the ICALL Shareholders, cancelling all but 12,000 of the ALTREX shares, in aggregate, held by such officers and directors.

9.8 Shareholder Approval of Name Change. A majority of the Shareholders of ALTREX will have elected to change the name of ALTREX to Internet CallCenter, Inc.

10. CONDITIONS PRECEDENT TO OBLIGATION OF ALTREX.

ALTREX's obligation to consummate this merger shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by ALTREX:

10.1 ICALL's and the Shareholder's Representations and Warranties. The representations and warranties of ICALL and the Shareholder set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2 ICALL's and the Shareholder's Covenants. ICALL and the Shareholder shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3 Board of Director Approval. This Agreement shall have been approved by the board of directors of ICALL

10.4 Shareholder Execution. Exhibit I, ICALL Shareholder Approval and Investor Qualification, substantially in the form attached hereto and incorporated herein by this reference shall have been executed by each and every shareholder of ICALL.

10.5 Supporting Documents of ICALL. ICALL shall have delivered to ALTREX supporting documents in form and Substance reasonably satisfactory to ALTREX to the effect that: (a) ICALL is a corporation duly organized, validly existing, and in good standing; (b) ICALL's capital stock is as set forth herein; (c) Certified copies of the resolutions of the board of directors of ICALL authorizing the execution of this Agreement and the consummation hereof; (d) Secretary's certificate of incumbency of the officers and directors of ICALL; (e) All financial statements of ICALL from its inception to and including the close of the most recent fiscal quarter, including audited financial statements if available; and (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.6 Regulatory Approvals. ICALL shall have received all Federal and state regulatory approvals required of them to complete the transactions contemplated by this Agreement.

10.7 Agreement Acknowledging Shares. ICALL shall have signed an agreement acknowledging the cancellation of all but 12,000 of the ALTREX shares held, in aggregate, by the current ALTREX Officers and Directors and the anticipated lapse of "restrictions" on these shares under Rule 144.

10.8 Conversion/Payment of All Management Loans to ICALL. Prior to the Closing, all loans made to ICALL by ICALL management will be paid in full or converted to shares of ICALL, which shares, if any, shall be exchanged as ICALL Shares under this Agreement and included in Exhibit A hereto. ICALL shall supply evidence to this effect under section 10.5 above.

10A. COVENANTS OF ALTREX.

10A.1 Conduct of the Company. Except as specifically contemplated by this Agreement, ALTREX will and shall cause ICALL: (a) to conduct its business in the ordinary course in accordance with applicable laws and use its best efforts to preserve and maintain the properties, business and relationships with suppliers, customers, employees, agents and others having relationships with it; (b) not to take or omit to take or agree or commit to take or omit to take any action that would make any representation and warranty any action that would make any representation and warranty hereunder inaccurate in any material respect at, or as of any time prior to Closing and (c), not issue any Shares or other voting securities or any securities convertible or exchangeable into Shares or other voting securities or establish a record date for such purposes unless otherwise approved by their respective directors or shareholders, as the case may be.

10A.2 Non-competition. Each of the ALTREX Shareholders shall not (and shall procure that none of their Affiliates shall) except with the prior written consent of the respective directors or shareholders of ALTREX or ICALL, as the case may be, during the term of this Agreement: (a) exploit develop, carry on or be engaged, concerned or interested, directly or indirectly, within whether as shareholder, director, partner, agent or otherwise, in carrying on any other business in competition (whether directly or indirectly) with the business of ALTREX or ICALL except through ALTREX or ICALL; (b) solicit or entice away from ALTREX or ICALL the custom of any person who shall at the time of the solicitation or enticement, or attempted solicitation or enticement, have been a customer, client, agent or correspondent of ALTREX or ICALL in the habit of dealing with ALTREX or ICALL at any time within the preceding two years; (c) solicit or entice away from ALTREX or ICALL, any person who is a Key Management Employee whether or not such person would thereby breach his contract of employment by reason of leaving the employment of ALTREX or ICALL; and (d) ensure that all permits and all extensions or renewals thereof relevant to the business of ALTREX or ICALL are awarded to or validly issued in the name of ALTREX or ICALL, as the case may be. While the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable, but would otherwise be reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

10A.3 Affiliate Transactions. All transactions between ALTREX or ICALL on the one hand and any of their directors or shareholders or their Affiliates on the other hand will be on an arms' length basis on terms fair to ALTREX or ICALL (as the case may be) and at least as favourable as could have been obtained from unrelated third parties. The directors and shareholders of ALTREX and the directors of ICALL shall cause their Affiliates to comply with the terms of this paragraph.

10A.4 Information; Assistance. ALTREX and ICALL will provide, and will cause their respective Affiliates to provide, and will cause their respective assistance required by the shareholders or which the shareholders may reasonably request to enable it to comply with all applicable laws. ALTREX and ICALL will provide to the shareholders of ALTREX: (a) annual budget in relation to ALTREX and ICALL at least 30 days prior to each financial year end of ALTREX and ICALL, as the case may be; (b) annual audited and consolidated accounts of ALTREX and ICALL within 180 days of each financial year end of ALTREX or ICALL, as the case may be; (c) quarterly unaudited and [unconsolidated] accounts of ALTREX and ICALL within 60 days of the end of each calendar quarter provided that the shareholders shall be entitled to receive unaudited and consolidated accounts of ALTREX and ICALL if the shareholders shall so request; and (d) all other information as may be requested by the shareholders from time to time. All information to be provided to the shareholders shall be prepared in a format to be agreed by ALTREX or ICALL, as the case may be, and the shareholders.

11. INDEMNIFICATION.

11.1 Indemnification of ALTREX. ICALL agrees to indemnify ALTREX against any loss, damage, or expense (including reasonable attorney fees) suffered by ALTREX from (1) any breach by ICALL or the Shareholder of this Agreement or
(2) any inaccuracy in or breach of any of the representations, warranties, or covenants by ICALL or the ICALL Shareholders herein; provided, however, that
(a) ALTREX shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $5,000 in the aggregate and
(b) ALTREX shall give notice of any claims hereunder within twelve months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by ALTREX to the extent of insurance proceeds paid to, or tax benefits realizable by, ALTREX as a result of the event giving rise to such right to indemnification.

11.2 Indemnification of ICALL and the ICALL Shareholders. ALTREX agrees to indemnify ICALL and the ICALL Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by ICALL or by any ICALL Shareholder from (1) any breach by ALTREX of this Agreement or (2) any inaccuracy in or breach of any of ALTREX's representations, warranties, or covenants herein.

11.3 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim that has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12 TERMINATION.

This Agreement may be terminated: (1) by mutual consent in writing; or (2) by ICALL, the ICALL Shareholder or ALTREX if there has been a material misrepresentation or material breach of any warranty or covenant by any other party.

13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Subject to Paragraph 11 hereof, the representations and warranties of ICALL, the ICALL Shareholders and ALTREX set out herein shall survive the Closing.

14 ARBITRATION SCOPE.

The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association. SITUS. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association. APPLICABLE LAW. The law applicable to the arbitration and this agreement shall be that of the State of California, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator. DISCLOSURE AND DISCOVERY. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters that are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. The prevailing party in any such arbitration shall be entitled to the payment by the losing party of its reasonable costs and attorneys' fees. MEASURE OF DAMAGES. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages. COVENANT NOT TO SUE. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party. INTENTION. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

15 GENERAL PROVISIONS.

15.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

15.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

15.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

15.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows: If to ALTREX, to: Chris George, South 157 Howard Street, Spokane, WA 99201. If to ICALL, to Ranjeet Sundher, 7 Temasek Boulevard, #21-01, Suntec Tower One, Singapore 038987.

15.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

15.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

15.8 Effective Date. The effective date of this Agreement shall be November 22, 2000.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date stated above.

ALTREX                                  ICALL

By: /s/ Christopher George                  By: /s/ Terence Seah
   ----------------------                   --------------------
   Chris George, President                  Terence Seah, President/CEO

List of Exhibits:

A. List of ICALL Shareholders, ICALL Common Shares owned, and ALTREX Common Shares to be Exchanged
B. List of all Material Contracts of ICALL
C. List of all Material Liabilities of ICALL
D. List of Material Contracts of ALTREX
E. List of Material Suppliers and Customers of ALTREX
F. List of Insurance Held by ALTREX
G. List of Key Management and Employees of ALTREX
H. List of Intangible Property Owned by ALTREX
I. ICALL Shareholder Approval and Investor Qualification
J. List of Shareholding of Directors, Shareholders holding more than 10% of ALTREX and Key Management Employees of ALTREX.